AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This document shall serve as an Amendment to that certain Executive Employment Agreement (“Agreement”) dated August 31, 2009 by and between Mesa Energy Holdings, Inc., 5220 Spring Valley Road, Suite 525, Dallas, TX 75254 ("Company"), and Randy M. Griffin, 4021 Mildenhall Drive, Plano, TX 75093 (“Executive”):

The following amendments shall be effective upon execution of this document:

1.	The term of the Agreement as described in Paragraph 2 thereof shall be extended to four (4) years.

2.	Paragraph 4 shall be amended to read as follows:

Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a base salary (the "Base Salary") at an annual rate of $120,000 for the first year of the Employment Period, $150,000 for the second year of the Employment Period, $180,000 for the third year of the Employment Period and $210,000 for the fourth year of the Employment Period and any years thereafter unless adjusted by the Board within its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

All other terms and conditions of the original Agreement are hereby ratified and shall remain in full force and effect.

Dated this 8th day of June 2012.

COMPANY:

Mesa Energy Holdings, Inc.

By: _________________________

Ray L. Unruh, President

EXECUTIVE:

_________________________

Randy M. Griffin